Exhibit 99.1

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Steve Hecht
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
303/706-0778	212/835-8500 or flyr@jcir.com

FOR IMMEDIATE RELEASE

TQ3 TRAVEL SOLUTIONS MANAGEMENT HOLDING, GMBH AND NAVIGANT

INTERNATIONAL, INC. TERMINATE GLOBAL JOINT VENTURE AGREEMENT

Denver, Co. / Bremen, Germany; January 03, 2006 – TQ3 Travel Solutions Management Holding, GmbH and Navigant International, Inc. have announced today the termination of their global joint venture agreement, regarding the co-management of TQ3 Travel Solutions, effective immediately.

TQ3 Travel Solutions Management Holding, GmbH will transfer its 50% stake in TQ3 Travel Solutions GmbH to Navigant International, Inc., who will continue to operate TQ3 Travel Solutions, which will retain the worldwide rights to the TQ3 brand name and trademark.

TQ3 Travel Solutions Management Holding and all of its subsidiaries (who will all change their name and brand before 30 June 2006) will leave the TQ3 Network, effective immediately. Navigant International, Inc., through TQ3 Travel Solutions, will manage the remaining international network offices.

Both parties are committed to honoring all existing contractual obligations with customers and business partners until the end of their contract period, expecting to ensure continued service and support without disruption.

About Navigant International, Inc.

Denver-based Navigant International, Inc., d/b/a TQ3Navigant, is a global provider of travel management solutions that add significant value by reducing costs, increasing management and control, and improving travel efficiency. The Company delivers integrated travel management solutions blending advanced technology with personalized service and expertise. The Company currently employs approximately 5,200 Associates and has operations in approximately 1,000 locations in 23 countries and U.S. territories. Navigant’s shares are traded over-the-counter under the symbol FLYR.

This news release contains forward-looking statements, including statements about the Company’s financial results, high leverage of debt to equity, transaction volumes, growth strategies and opportunities, the integration of prior or potential future acquisitions, re-listing of the Company’s stock on the Nasdaq National Market and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility and Term Loan on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war, natural disasters or general economic downturn, modification of agreements with travel vendors or suppliers including any commissions, overrides or incentives, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 26, 2004, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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